UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☑    Definitive Additional Materials
☐    Soliciting Material under § 240.14a-12
AutoNation, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

AUTONATION, INC.
AutoNation Headquarters
200 SW 1st Ave
Fort Lauderdale, FL 33301

PROXY SUPPLEMENT

This is a supplement (this “Supplement”) to the proxy statement (the “Proxy Statement”) of AutoNation, Inc. (the “Company”), dated March 9, 2022, furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. Eastern Time on Wednesday, April 20, 2022, at www.virtualshareholdermeeting.com/AN2022. This Supplement is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about April 15, 2022. This Supplement should be read in conjunction with the Proxy Statement.

To Stockholders of AutoNation, Inc.:

We are deeply saddened to inform you that Steven L. Gerard, a member of our Board, passed away on April 12, 2022. The Board expresses its gratitude and appreciation for Mr. Gerard’s service to the Company and its stockholders, and sends its condolences to his family and friends. As of the date of this Supplement, the Board has determined not to fill the vacancy created by Mr. Gerard’s passing, nor to appoint a successor nominee for election at the Annual Meeting. Accordingly, the Board reduced its size from nine to eight members.

If you have already voted by Internet, telephone, or mail, no action is required from you unless you wish to change your vote. This Supplement does not change the proposals to be acted on at the Annual Meeting, which are described in the Proxy Statement. Important information regarding how to vote your shares and revoke proxies already cast is available in the Proxy Statement under the caption “Information About the Annual Meeting.”

The shares represented by proxy cards returned or voting instructions submitted before the Annual Meeting will be voted with respect to all other matters properly brought before the Annual Meeting as instructed on the proxy card or pursuant to the voting instructions.

On behalf of the Board, management, and employees, thank you for your continued support.

By Order of the Board of Directors,

C. Coleman Edmunds
Executive Vice President, General Counsel
and Corporate Secretary

April 15, 2022